EXHIBIT 99

Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
240-631-3280
BurrowsR@ebsi.com

Media Contact:
Lynn Kieffer
Vice President, Corporate Communications
240-631-3391
KiefferL@ebsi.com

EMERGENT BIOSOLUTIONS ANNOUNCES APPOINTMENT OF ROBERT G. KRAMER, SR. TO ITS BOARD OF DIRECTORS

GAITHERSBURG, Md.—January 24, 2019—Emergent BioSolutions Inc. (NYSE:EBS) today announced the appointment of Robert G. Kramer, Sr. to the company’s Board of Directors. Mr. Kramer currently serves as Emergent’s president and COO. Effective April 1, 2019, Mr. Kramer will assume the role of president and CEO and will serve on the Emergent Board, succeeding Daniel J. Abdun-Nabi and filling the vacancy created by Mr. Abdun-Nabi’s retirement.

Fuad El-Hibri, executive chairman of the board of Emergent BioSolutions, stated, “Bob embodies Emergent’s past and future. No one knows Emergent more intimately than Bob does, which will serve him well as he plays a pivotal role in taking the company to the next level. Following the rapid expansion we have experienced in the last few years, Bob’s appointment to the Emergent Board is a natural progression that will ensure both a seamless leadership transition when Dan retires and continued momentum for growth of the company.”

“Having been part of Emergent’s management team for the last two decades, it has been a pleasure to work with Emergent’s Board of Directors in steering the company to where it is today, grounded by its mission – to protect and enhance life – and guided by its focus on public health,” said Mr. Kramer. “It continues to be a remarkable journey and I look forward, come April, to serving in a new capacity as member of the board with such distinguished colleagues.”

Mr. Kramer was appointed Emergent’s president and COO in March 2018. Prior to his current position, Mr. Kramer served as EVP and CFO from September 2012. Mr. Kramer first joined Emergent in 1999 as its CFO. From 1999 until his retirement in 2010, he held various executive positions with the last being president of Emergent Biodefense Operations Lansing. Mr. Kramer returned to the company in 2011 as the interim head of the biosciences division, and then as interim executive vice president, corporate services division. Prior to joining Emergent in 1999, Mr. Kramer held various financial management positions at Pharmacia Corporation, which subsequently merged with the Upjohn Company in 1995 and eventually became part of Pfizer Inc. Mr. Kramer received an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University.

About Emergent BioSolutions
Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, deliberate, and naturally occurring public health threats. We aspire to be a Fortune 500 company recognized for protecting and enhancing life, driving innovation, and living our values. Additional information about the company may be found at www.emergentbiosolutions.com. Find us on LinkedIn and follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent.

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